Exhibit 99.1

RPM International Streamlines Senior Leadership Structure

President and COO Ronald A. Rice to Take Early Retirement

MEDINA, OH, July 6, 2018 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings and sealants, today announced a more streamlined senior leadership structure as part of the initiatives underway to drive greater operating efficiency across the organization. The Company said that, effective July 6, 2018, its Group Presidents will report directly to Chairman and Chief Executive Officer Frank Sullivan. As a result, President and Chief Operating Officer Ronald A. Rice has decided to take early retirement from the Company.

Mr. Sullivan commented, “For more than two decades, Ron has been a valued member of our leadership team, and we appreciate his many contributions in making RPM the industry leader it is today. Ron has played a critical role in overseeing our day-to-day operations and building our business, with annual revenues growing from $3.6 billion in fiscal 2008 to approximately $5.0 billion in fiscal 2017 while he served as President and Chief Operating Officer of the Company. We thank Ron for his outstanding leadership over the years and wish him all the best in his future successes.”

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

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